SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

May 30, 2003

PENTHOUSE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

333-83448 (Commission File Number)	65-1158257 (I.R.S. Employer Identification No.)

11 Penn Plaza, New York, New York (Address of Principal Executive Offices)	10001 (Zip Code)

(212) 702-6000

(Registrant’s Telephone Number, Including Area Code)

Item 4. Changes In Registrant’s Certifying Accountants.

     On May 30, 2003, the Registrant filed a current report on Form 8-K (the “Original 8-K”) to report the resignation of Eisner LLP (“Eisner”) as its independent certified public accountants and certain other matters. These matters included the appropriateness of the accounting treatment of a transaction involving the Registrant in the financial statements of the Registrant contained in its Form 10-Q for the quarter ending March 31, 2003 (the “First Quarter 10-Q”). The Registrant’s treatment was contrary to a preliminary view by Eisner of the appropriate accounting treatment of such transaction and Eisner did not review the Registrant’s financial statements for the quarter ended March 31, 2003 (the “First Quarter”).

     The transaction was the payment of a non-refundable fee of $1,000,000 (the “Fee”) that Penthouse Financial, LLC agreed to make as part of a “trademark licensing and website management agreement” (the “Website Agreement”) with certain subsidiaries of General Media, Inc. (the “Subsidiaries”). Penthouse Financial, LLC is not an affiliate of the Registrant. Penthouse Financial, LLC agreed to pay the Fee by converting a loan that had been made to General Media International, Inc. (“GMI”) on January 6, 2003 by Metropolitan Lumber Company into the Fee. It is the understanding of the Registrant that the loan made by Metropolitan Lumber Company was repaid by Vector Partners, LLC, an affiliate of Penthouse Financial, LLC. The Registrant had sought Eisner’s advice on whether the Fee could be recognized as revenue from online operations during the First Quarter. Eisner communicated their preliminary view to the Registrant that the execution of such transaction did not appear to result in the culmination of an earnings process.

     The Registrant included the entire Fee in the net revenue from the online segment, income from operations and net income reported in the Registrant’s condensed consolidated statement of operations in the First Quarter 10-Q in error. In addition, the conversion of the loan to GMI into the Fee paid to the Subsidiaries resulted in an addition of $1,000,000 to the amount due from affiliated companies on the condensed consolidated balance sheet as of March 31, 2003 in error. In fact, since the Website Agreement was entered into on May 21, 2003, the Fee and the conversion of the loan should not have been included in the financial statements of the First Quarter 10-Q at all.

     PII is also evaluating the collectibility of the amount due from affiliated companies as of March 31, 2003, but has not yet completed this evaluation. If the Registrant determines that collectibility is not assured, adjustments may be required to the Registrant’s First Quarter 10-Q to record any impairment of the amount due from affiliated companies.

     The Registrant further reported in the Original 8-K that it had engaged Weinberg and Company, P.A. (“Weinberg”) as its independent certified accountants in the belief that such engagement had been completed. The Registrant since has been advised by Weinberg that at the time of the Original 8-K Weinberg had not yet completed its standard client retention procedures. Such procedures have now been completed and the effective date of the engagement has been established as June 18, 2003.

     The Registrant also reported in its Original 8-K that it had engaged another independent certified public accounting firm review the specific transaction to determine the correct accounting treatment. In fact the Registrant decided not to engage another independent certified public accounting firm to perform such a review and will have Weinberg review the transaction as part of the review they plan to perform on the amended 10-Q that the Registrant plans to file. After the filing of the First Quarter 10-Q but prior to Weinberg’s engagement, the Registrant sought Weinberg’s view of the appropriate accounting treatment of the Fee in the Registrant’s financial statements for the First Quarter. The view expressed orally by Weinberg was that the Fee should be amortized over the life of the Website Agreement. No written views on this matter were provided by Weinberg to the Registrant.

     As previously disclosed in the Registrant’s Form 8-K filed on June 13, 2003, investors are urged not to rely on the First Quarter 10-Q. The Registrant plans to file an amended Form 10-Q for the First Quarter during the week of July 7, 2003 to reflect the above stated changes, to correct the related footnote disclosures to reflect these changes and to correct any other inaccuracies in the First Quarter 10-Q that Registrant may identify.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits

16.1	Letter from Eisner LLP dated June 23, 2003

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Penthouse International, Inc.

Dated: June 23, 2003	By:	/s/ R. Guccione

Robert C. Guccione, President

EXHIBIT INDEX

Exhibit No.	Exhibit Title

16.1	Letter from Eisner LLP dated June 23, 2003